EXHIBIT 10.28

SEVENTH AMENDMENT

TO THE

Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan

This Seventh Amendment to the Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan (the “Plan”) is made and as of 24th day of July, 2006, by Zions Bancorporation Benefits Committee (“Committee”) on behalf of Zions Bancorporation, hereinafter referred to as the “Employer.”

W I T N E S S E T H:

WHEREAS, the Employer has heretofore entered into the Plan, which Plan has been amended and restated in its entirety effective for the Plan Year commencing on January 1, 2003, and for all plan years thereafter; and

WHEREAS, the Employer has reserved the right to amend the Plan in whole or in part; and

WHEREAS, the Committee, for and on behalf of the Employer and consistent with the power and authority granted to it, and as a result of the transfer of record keeping and trustee responsibilities to Fidelity Management Trust Company and the merger of the Amegy Bank 401(k) Savings Plan (“Amegy Plan”) into the Plan has found it necessary to amend the Plan in the following particulars: to allow Participants to have a standing election, which may be changed at any time in accordance with procedures adopted by the Committee, as to whether they wish to receive dividends on employer securities in cash or in kind; to provide that for former participants in the Amegy Plan have an unlimited right to diversify employer securities which were allocated to a participant’s account in the Amegy Plan on or before December 31, 2005; to provide that two protected inservice withdrawal provisions are preserved for certain former Amegy Plan participants with respect to amounts in their accounts which were transferred from the Amegy Plan; to allow certain dividend diversification rights; and to provide that and participant may defer up to 80% of his/her compensation under a 401(k) elective deferral.

WHEREAS, the Committee of has been given authority to amend the Plan on behalf of the Employer.

NOW THEREFORE, in consideration of the foregoing premises the Committee adopts the following amendments to the Plan (amended language is in bold italics):

(Right to Defer Up Eighty Percent of Participant Compensation)

1. Section 5.01 (a) is amended as follows:

(a) Each Participant may elect to defer any percentage of the Participant’s Compensation described in subsection (1) below, subject to a minimum of one percent (1%) of the Participant’s “Compensation per pay period. The maximum percentage amount shall be eighty percent (80%) of the Participant’s Compensation. The amount of the deferral shall be contingent on the Participant electing and authorizing the Elective Deferral amount through a Salary Deferral Agreement. The Salary Deferral Agreement and the Participant’s authorization thereunder may be evidenced by a document executed by the Participant and filed with the Administrator in the manner prescribed for this purpose, which may include a Salary Deferral Agreement completed and executed by the Participant through any approved electronic means. The Salary Deferral Agreement shall be subject to the following rules:

(Adjustment of Accounts and Dividends on Employer Securities)

2. Sections 6.03(e)(l), (2), (3), and (4) are amended as follows:

(1) The Participant shall have the right to elect, no less often than annually, to invest the allocable share of dividends in Employer Securities or withdraw cash.

(2) The initial period during which a Participant may exercise the annual election shall extend from April 15, 2003 to May 15, 2003, for all individuals who are Participants in the Plan on April 15, 2003. Commencing January 1, 2004, and until July 24, 2006 the annual election period shall extend from January 1 to January 31 for all individuals who are Participants in the Plan on January 1. For an Employee who becomes a Participant in the Plan on any day after April 15, 2003, during the 2003 Plan Year or after January 1 in any subsequent Plan Year until July 24, 2006 the annual election period shall commence on the Participant’s Entry Date and end on the one month anniversary thereof. Beginning July 24, 2006, Participants shall have the right to make a standing election whether to invest such Participant’s allocable share of dividends in Employer Securities or withdraw as cash.

(3) If the Participant fails to make an election to withdraw his allocable share of dividends in cash, his share shall be invested automatically in Employer Securities.

(4) The Participant may elect and revoke any prior election without limitation at any time and in accordance with procedures established by the Committee. The Participant shall indicate his election by any means acceptable to the Plan Sponsor, which may include electronic notice or written notification delivered or, if mailed

(Employer Securities Diversification Rights for Amegy Participants)

3. Section 6.06 is amended by adding a new section 6.06(f) as follows:

(f) The following rules shall apply to former Participants in the Amegy Bank 401(k) Savings Plan (“Amegy Participant”).

(1) With respect to that portion of an Amegy Participant’s Employer Securities Account which consists of Employer Securities and dividends from such Employer Securities which were allocated to the Amegy Participant’s Employer Securities Account not later than as of December 31, 2005, such Amegy Participant may direct up to one hundred percent (100%) of that portion of his/her Employer Securities Account into the General Investments Account.

(2) That portion of an Amegy Participant’s Employer Securities Account which consists of Employer Securities and dividends from such Employer Securities which were allocated to the Amegy Participant’s Employer Securities Account as of January 1, 2006 or later, shall be subject to same rules as other participants as set forth in this Section 6.06..

(Preservation of Distribution Rights)

3. Section 8.04 is amended as follows:

8.04 In Service Withdrawals of Voluntary Contributions: Notwithstanding any other provisions of this Article VIII a Participant may withdraw in the manner and at the times provided in this Section 8.04 all or any part of his Accrued Benefit attributable to Voluntary Contributions which were made to the Plan before October 1, 1992, together with earnings accrued thereon after December 31, 1986. To effect a withdrawal under this Section 8.04 the Participant shall notify the Plan Administrator in writing of his request at least fifteen (15) days prior to any Entry Date. The Plan Administrator shall notify the Trustee to make distribution as soon as administratively feasible after those dates. A Participant may not exercise his withdrawal right under this Section 8.04 more than once during any Plan Year. The determination of the amount available for withdrawal shall be made in accordance with the requirements of Section 8.05.

If the Participant’s Accrued Benefit is not more than five thousand dollars ($5,000), without regard to whether the amount in the Participant’s Account has ever exceeded that amount at the time of any prior distribution, the withdrawal shall be permitted without regard to any Participant consent requirement or the requirements of Section 9.06. For purposes of the foregoing sentence the amount of the Accrued Benefit in the Participant’s Account shall be determined without regard to that portion of the Account that is attributable to rollover contributions (and earnings allocable thereto) within the meaning of Code §§402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16).

For those Participants with contributions designated in the Amegy 401(k) Savings Plan (which was merged into the Plan on July 24, 2006) as Employer Match and Non-Elective contributions allocated and funded through the Southwest Bank of Texas 401(k) Saving Plan prior to June 1, 2003, such contributions will be subject to the 24-month and 60-month in-service withdrawal rights.

For those Participants with contributions designated in the Amegy 401(k) Savings Plan (which was merged into the Plan on July 24, 2006) as Employer Match and Non-Elective contributions allocated and funded through the Lone Star Bank Profit Sharing and Salary Deferral Plan and Trust prior to April 1, 2004, such contributions will be subject to the 24-month and 60-month in-service withdrawal rights.

(Investment Direction with Respect to Dividends)

5. Section 18.04 is amended as follows:

18.04 General Investments and Dividend Accounts: Benefits for Participants, to the extent not funded through Employer Securities, shall be funded through the General Investments and Dividend Accounts. The General Investments Account may consist of any investment media offered by the Trustee or through the purchase of shares in any regulated investment company as defined in Code §851 (a), or through any investment proper and appropriate to be made by the Trustee in accordance with Article XIV, or through any combination of such investments other than Employer Securities. Rules and procedures for the operation of the General Investments Account and Participant direction of investment therein are set forth in Section 18.06.

All cash dividends received and held in a Participant’s Dividend Account shall be invested in the stable asset fund described in section 18.06(b) until invested in Employer Securities or distributed in cash pursuant to the Participant’s election under Section 6.03(e). All dividends attributable to Employer Securities shall be subject to the same Participant investment direction rights as the Employer Securities which were the source of the dividend.

6. Unless a separate date is specified in any section hereof, the Effective Date of the forgoing amendments is July 24, 2006.

7. In all other respects the Plan is ratified and approved.

Dated this 28th day of December, 2006.

Zions Bancorporation Benefits Committee

By	/s/ Diana M. Andersen
Diana M. Andersen